EXHIBIT 10.4

STANDARD COMMERCIAL LEASE

ARTICLE 1.

BASIC LEASE TERMS

1.1          Parties. This lease agreement (“Lease”) is entered into effective as of the 28th day of December, 2006, by and between IRET – PLYMOUTH, LLC, a Minnesota limited liability company (“Landlord”) and VASCULAR SOLUTIONS, INC., a Minnesota Corporation (“Tenant”).

1.2        Premises. In consideration of the rents, terms, provisions and covenants of this Lease, Landlord hereby leases, lets and demises to Tenant the following described premises (“Premises”) as illustrated on Exhibit A attached hereto: approximately 13,966 square feet of warehouse space and 0 square feet of office space located at 5025 Cheshire Lane North, Plymouth, Minnesota (“Building”) which consists of approximately 26,186 total square feet, as legally described on Exhibit B attached hereto. The improvements to the Premises shall consist of those items as detailed in the Schedule of Additional Leasehold Improvements attached hereto as Exhibit C which shall detail the improvements, if any, to be installed at the expense of Landlord or Tenant, as set forth on Exhibit C.

1.3          Term. Subject to and upon the conditions set forth herein, the term of this Lease shall commence on January 1, 2007, (the “Commencement Date”) and shall terminate twenty one (21) months thereafter on September 30, 2008, unless sooner terminated or extended as hereinafter provided. The term may be renewed for one (1) additional term of three (3) years as provided below.

1.4	Base Rent. Base rent is:

Period	Monthly Base Rent

January 1, 2007 through September 30, 2008	$5,232.00

1.5	Addresses.
Landlord: IRET – Plymouth, LLC c/o IRET Properties Attn: General Counsel PO Box 1988 Minot, ND 58702-1988	Tenant: Vascular Solutions, Inc. Attn: Howard Root, CEO 6464 Sycamore Court Maple Grove, MN 55369

1.6          Permitted Use. General warehouse use and manufacturing in a “clean room” environment; provided, however, that Landlord acknowledges that Tenant will manufacture and store certain Hazardous Materials as set forth below in Section 14.8 and disclosed on attached Exhibit H.

1.7	Security Deposit. Nine Thousand Fourteen and 00/100 dollars ($9014.00)

1.8          Pro Rata Share of Operating Expenses. Tenant shall be responsible for 53.33% of the Landlord’s Operating Expenses (as defined in Section 2.3), subject to adjustment as provided in Section 2.2 hereof.

1.9          Option to Extend. Tenant shall have the right to extend the term of its occupancy of the Premises for one (1) period of three (3) years, commencing on October 1, 2008 and ending on September 30, 2011 (the “ Extension Term”). The Extension Term shall be upon the same terms, covenants and conditions as in the Lease, except that Base Rent shall be the Fair Market Base Rent for the Premises as of the date that the Extension Term commences. “Fair Market Base Rent” shall mean that net annual base rent per rentable square foot of the Premises as of the commencement of the Extension Term that a willing credit-worthy tenant would pay and a willing landlord would accept in an arms length bona fide negotiation for space comparable to the Premises in condition, quality, size and location in the Minneapolis, Minnesota area, with neither party under a compulsion for the appropriate term. Tenant shall notify Landlord of its desire to extend the term for the Extension Term by notifying Landlord in writing no later than April 1, 2008. Upon such notification, Landlord and Tenant shall make a good faith effort to agree upon the Fair Market Base Rent of the Premises for the Extension Term. In the event that Landlord and Tenant fail to agree upon the Fair Market Base Rent by June 1, 2008, then Tenant’s extension right shall automatically terminate and the Lease shall terminate effective as of September 30, 2008. This extension right is personal to Tenant and may not be assigned. Upon an assignment of the Lease by Tenant, this Section is null and void.

Tenant currently leases 32,735 square feet from Landlord, pursuant to a lease dated September 3, 2002 (as amended, the “Northgate Lease”), of the office/warehouse property known as “Northgate I,” located at 6464 Sycamore Court, Maple Grove, MN (the “Northgate Property”). If Tenant extends the term of the Lease pursuant to this Section 1.9, Tenant may then elect to terminate this Lease (the “Early Termination Option”) as of January 15, 2010 (the “Early Termination Date”), by giving Landlord prior written notice on or before November 3, 2009 (“Tenant’s Early Termination Notice”). Tenant’s right to exercise this Early Termination Option is conditioned on: (a) Tenant having first irrevocably extended and expanded the Northgate Lease, such that Tenant is the sole tenant of the Northgate Property effective on or before the Early Termination Date; (b) Tenant having paid Landlord all amounts due and owing under the Lease; (c) there being no uncured Event of Default at the time of exercise of the Early Termination Option or on the Early Termination Date; and (d) Tenant not having vacated the Premises, or having subleased or assigned its interest under the Lease, as of the date of exercise of the Early Termination Option or on the Early Termination Date. If this Early Termination Option is timely exercised, Tenant will deliver possession of the Premises to Landlord on the Early Termination Date in accordance with the terms of this Lease and all other terms will apply as if this Lease had expired according to its terms, including Tenant’s Share of Expenses attributable to periods prior to the Early Termination Date at such time as such obligation is determined. If Tenant fails to timely give notice, Tenant will be deemed to have waived its right to terminate pursuant to this Section. This limited termination right is personal to Tenant (and not to any assignee or subtenant) and may not be assigned, it being agreed such right is not appurtenant to the Premises or this Lease; upon an assignment or sublease by Tenant, this Section is null and void.

1.10       Right of First Refusal. Landlord grants Tenant the right of first refusal (the “Right of First Refusal”) to lease adjacent space in the Building, as depicted on attached Exhibit G (the “ROFR Space”), on the basis set forth in this Section 1.10, if the ROFR Space become available during the Term and any Extension Term. Prior to executing a lease with a bona fide third party for any of the ROFR Space, Landlord shall deliver to Tenant a written notice (the “Offer Notice”) identifying a proposed lease or letter of intent that Landlord is willing to accept subject to this Right of First Refusal. Tenant has 10 days after receipt of the Offer Notice within which to notify Landlord of its election to exercise its Right of First Refusal as to such space. If a notice of rejection, or if no notice, is received by Landlord within said 10-day period (such lack of timely notice deemed a rejection), then such a rejection by Tenant shall terminate this Right of First Refusal as to the space described in the Offer Notice, thereby allowing the Landlord to enter into and execute a lease of the ROFR Space with said third party upon the same, or substantially the same, terms and provisions set forth in the Offer Notice. This Right of First Refusal is personal to Tenant (and not to any assignee or subtenant) and may not be assigned, it being agreed such right is not appurtenant to the Premises or this Lease; upon a Transfer of the Lease by Tenant, this Section 1.10 is null and void. Tenant’s right to exercise its Right of First Refusal is conditioned on: (i) there not being an Event of Default by Tenant at the time it exercises the right or on the date that Tenant’s occupancy of the ROFR Space is scheduled to commence; (ii) Tenant not having vacated or subleased a material portion of the Premises or assigned its interest in the Lease at the time it exercises the right; and (iii) there being at least 9 months remaining on the Term. Notwithstanding the foregoing, if there are less than 9 months remaining on the Term and an option to extend the Term is available to Tenant hereunder, Tenant may, at Landlord’s option, exercise the Right of First Refusal provided that Tenant simultaneously exercises said option to extend the Term.

1.11      Early Access. Tenant will not occupy the Premises before the Commencement Date without Landlord’s prior written consent, which consent Landlord may grant, withhold or condition in its sole and absolute discretion. Notwithstanding the foregoing, Landlord hereby allows Tenant access (by providing Tenant with keys to the Premises) to the Premises beginning two (2) business days after the date on which both Landlord and Tenant have signed this Lease. During this early access period, Tenant may only complete its tenant improvements and install its fixtures and equipment in the Premises, and Tenant shall comply with and observe all terms and conditions of this Lease (other than Tenant’s obligation to pay rent). Tenant shall not have exclusive access to, or control of, the Premises during the early access period. Landlord reserves to itself and its agents the right to access and control the Premises during the early access period.

ARTICLE 2.

RENT

2.1          Base Rent. Tenant agrees to pay monthly as base rent during the term of this Lease the sum of money set forth in Section 1.4 of this Lease, which amount shall be payable to Landlord at the address shown above. One monthly installment of rent shall be due and payable on the date of execution of this Lease by Tenant for the first month’s rent and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the Rent Commencement Date during the term of this Lease; provided, if the Rent Commencement Date should be a date other than the first day of a calendar month, the monthly rental set forth above shall be prorated to the end of that calendar month, and all succeeding installments of rent shall be payable on or before the first day of each succeeding calendar month during the term of this Lease. Tenant shall pay, as additional rent, all other sums due under this Lease. Notwithstanding anything in this Lease to the contrary, if Landlord, for any reason whatsoever (other than Tenant’s default), cannot deliver possession of the Premises to the Tenant on the Rent Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, nor shall the expiration of the term be extended, but all rent shall be abated until Landlord delivers possession. All base rent, additional rent and other sums payable by Tenant pursuant to this Lease are payable without demand and without any reduction, abatement, counterclaims or setoff.

2.2          Operating Expenses. Tenant shall also pay as additional rent commencing on the Commencement Date, Tenant’s pro rata share of the operating expenses of Landlord for the Building and/or project of which the Premises are a part. Landlord may invoice Tenant monthly for Tenant’s pro rata share of the estimated operating expenses for each calendar year, which amount shall be adjusted by Landlord upon no less than thirty (30) days notice to Tenant based upon anticipated operating expenses. Within ninety (90) days following the close of each calendar year, Landlord shall provide Tenant an accounting showing in reasonable detail all computations of additional rent due under this Section. In the event the accounting shows that the total of the monthly payments made by Tenant exceeds the amount of additional rent due by Tenant under this Section, the accounting shall be accompanied by evidence of a credit to Tenant’s account. In the event the accounting shows that the total of the monthly payments made by Tenant is less than the amount of additional rent due by Tenant under this Section, the accounting shall be accompanied by an invoice for the additional rent. Notwithstanding any other provision in this Lease, during the year in which this Lease terminates, Landlord, prior to the termination date, shall have the option to invoice Tenant for Tenant’s pro rata share of the operating expenses based upon the previous year’s operating expenses. If this Lease shall terminate on a day other than the last day of a calendar year, the amount of any additional rent payable by Tenant applicable to the year in which the termination shall occur shall be prorated on the ratio that the number of days from the commencement of the calendar year to and including such termination date bears to 365. Tenant agrees to pay any additional rent due under this Section within thirty (30) days following receipt of the invoice or accounting showing additional rent due. Tenant’s pro rata share set forth in Section 1.8 shall be equal to a percentage based upon a fraction the numerator of which is the total area of the Premises as set forth in Article 1, subject to adjustment as provided in this Lease, and the denominator of which shall be the net rentable area of the Building.

2.3          Definition of Operating Expenses. The term “operating expenses” includes all expenses incurred by Landlord with respect to the maintenance and operation of the Building of which the Premises are a part, including, but not limited to, the following: maintenance, repair and replacement costs; electricity, fuel, water, sewer, gas and other common Building utility charges; signage; equipment used for maintenance and operation of the Building; security charges; security, window washing and janitorial services; trash and snow removal; landscaping and pest control; management fees, wages and benefits payable to employees of Landlord whose duties are directly connected with the operation and maintenance of the Building; all services, supplies, repairs, replacements or other expenses for maintaining and operating the Building or project including parking and common areas; improvements made to the Building which are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed; installation of any device or other equipment which improves the operating efficiency of any system within the Premises and thereby reduces operating expenses; all other expenses which would generally be regarded as operating, repair, replacement and maintenance expenses; all real property taxes and installments of special assessments, including dues and assessments by means of deed restrictions and/or owners’ associations which accrue against the Building during the term of this Lease and legal fees incurred in connection with actions to reduce the same; and all insurance premiums Landlord is required to pay or deems necessary to pay, including fire and extended coverage, rent loss and public liability insurance, with respect to the Building.

2.4          Late Payment Charge. If the monthly rental payment or any other payment due from Tenant to Landlord is not received by Landlord on or before the due date thereof, Landlord shall be entitled to exercise any remedy for nonpayment provided in this Lease and, in addition, if such payment is not received on or before five (5) days after the due date, a late payment charge of five percent (5%) of such past due amount shall become due and payable by Tenant in addition to such amounts owed under this Lease.

2.5          Increase in Insurance Premiums. If an increase in any insurance premiums paid by Landlord for the Building is caused by Tenant’s use of the Premises or if Tenant vacates the Premises and causes an increase in such premiums, then Tenant shall pay as additional rent the amount of such increase to Landlord.

2.6          Security Deposit. The security deposit set forth in Section 1.7 shall be held by Landlord for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood that the security deposit shall not be considered an advance payment of rental or a measure of Landlord’s damage in case of default by Tenant. Upon the occurrence of any event of default by Tenant or breach by Tenant of Tenant’s covenants under this Lease, Landlord may, from time to time, without prejudice to any other remedy, use the security deposit to the extent necessary to make good any arrears of rent, or to repair any damage or injury, or pay any expense or liability incurred by Landlord as a result of the event of default or breach of covenant, and any remaining balance of the security deposit shall be returned by Landlord to Tenant upon termination of this Lease. If any portion of the security deposit is so used or applied, Tenant shall upon ten (10) days written notice from Landlord, deposit with Landlord by cash or cashier’s check an amount sufficient to restore the security deposit to its original amount.

2.7          Holding Over. In the event that Tenant does not vacate the Premises upon the expiration or termination of this Lease, Tenant shall be a tenant at will for the holdover period and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord as base rental for the period of such holdover an amount equal to two (2) times the base rent which would have been payable by Tenant had the holdover period been a part of the original term of this Lease, together with all additional rent as provided in this Lease. Tenant agrees to vacate and deliver the Premises to Landlord upon Tenant’s receipt of notice from Landlord to vacate. The rental payable during the holdover period shall be payable to Landlord on demand. No holding over by Tenant, whether with or without the consent of Landlord, shall operate to extend the term of this Lease.

ARTICLE 3.

OCCUPANCY AND USE

3.1          Use. Tenant warrants and represents to Landlord that the Premises shall be used and occupied only for the purpose as set forth in Section 1.6. Tenant shall occupy the Premises, conduct its business and control its agents, employees, invitees and visitors in such a manner as is lawful, reputable and will not create a nuisance. Tenant shall not permit any operation which emits any odor or matter which intrudes into other portions of the Building, use any apparatus or machine which makes undue noise or causes vibration in any portion of the Building or otherwise interfere with, annoy or disturb any other lessee in its normal business operations or Landlord in its management of the Building. Tenant shall neither permit any waste on the Premises, nor allow the Premises to be used in any way which in the opinion of Landlord would be extra hazardous on account of fire or which would in any way increase or render void the casualty insurance on the Building.

3.2          Signs. No sign of any type or description shall be erected, placed or painted in or about the Premises or project except those signs submitted to Landlord in writing and approved by Landlord in writing, and which signs are in conformance with Landlord’s sign criteria established for the project, attached hereto as Exhibit E.

3.3          Compliance with Laws, Rules and Regulations. Tenant, at Tenant’s sole cost and expense, shall comply with all laws, ordinances, orders, rules and regulations of state, federal, municipal or other agencies or bodies having jurisdiction over the use, condition or occupancy of the Premises. Tenant will comply with the rules and regulations of the Building adopted by Landlord, including those attached hereto as Exhibit F. Landlord shall have the right at all times to change and amend the rules and regulations in any reasonable manner as may be deemed advisable for the safety, care, cleanliness, preservation of good order and operation or use of the Building or the Premises. All changes and amendments to the rules and regulations of the Building will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant.

3.4          Warranty of Possession. Landlord warrants that it has the right and authority to execute this Lease, and Tenant, upon payment of the required rents and subject to the terms, conditions, covenants and agreements contained in this Lease, shall have possession of the Premises during the full term of this Lease as well as any extension or renewal thereof. Landlord shall not be responsible for the acts or omissions of any other lessee or third party that may interfere with Tenant’s use and enjoyment of the Premises.

3.5          Right of Access. Upon reasonable advance notice to Tenant of at least 24 hours, Landlord or its authorized agents shall have the right to enter the Premises to inspect the same, to show the Premises to prospective purchasers or lessees, and to alter, improve or repair the Premises or any other portion of the Building. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises. Tenant shall not change Landlord’s lock system or in any other manner prohibit Landlord from entering the Premises. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door in an emergency without liability therefor. Tenant shall permit Landlord to erect, use, maintain and repair pipes, cables, conduits, plumbing, vents and wires in, to and through the Premises as often and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper use, operation and maintenance of the Building.

3.6          Acceptance. The commencement by Tenant of any business in the Premises shall constitute an acknowledgment that the Premises are in the condition called for in this Lease and that Landlord has performed all of Landlord’s work.

ARTICLE 4.

UTILITIES AND SERVICE

4.1          Building Services. Tenant shall pay when due, all charges for utilities furnished to or for the use or benefit of Tenant or the Premises. Tenant shall have no claim for rebate of rent on account of any interruption in service.

4.2          Theft or Burglary. Landlord shall not be liable to Tenant for losses to Tenant’s property or personal injury caused by criminal acts or entry by unauthorized persons into the Premises or the Building.

ARTICLE 5.

REPAIRS AND MAINTENANCE

5.1          Landlord Repair. Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises or the Building during the term of this Lease except as are set forth in this Section. Landlord shall maintain only the roof, foundation, parking and common areas, the structural soundness of the exterior walls, doors, corridors, and other structures serving the Premises, provided, that Landlord’s cost of maintaining, replacing and repairing the items set forth in this Section are operating expenses subject to the additional rent provisions in Section 2.2 and 2.3. Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and Tenant shall not be entitled to any abatement or reduction of rent by reason of any repairs, alterations or additions made by Landlord under this Lease. Landlord agrees that Tenant shall receive the benefit of any applicable HVAC system warranty.

5.2          Tenant Repairs. Tenant shall, at all times throughout the term of this Lease, including renewals and extensions, and at its sole expense, keep and maintain the Premises in a clean, safe, sanitary and first class condition and in compliance with all applicable laws, codes, ordinances, rules and regulations. Tenant’s obligations hereunder shall include, but not be limited to, the maintenance, repair and replacement, if necessary, of all heating, ventilation, air conditioning, lighting and plumbing fixtures and equipment, fixtures, motors and machinery, all interior walls, partitions, doors and windows, including the regular painting thereof, all exterior entrances, windows, doors and docks and the replacement of all broken glass. When used in this provision, the term “repairs” shall include replacements or renewals when necessary, and all such repairs made by the Tenant shall be equal in quality and class to the original work. The Tenant shall keep and maintain all portions of the Premises and the sidewalk and areas adjoining the same in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice. If Tenant fails, refuses or neglects to maintain or repair the Premises as required in this Lease after ten (10) days written notice shall have been given Tenant, in accordance with this Lease, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord all costs plus fifteen percent (15%) for overhead incurred by Landlord in making such repairs upon presentation to Tenant of bill therefor.

5.3          Tenant Damages. Tenant shall not allow any damage to be committed on any portion of the Premises or Building or common areas, and at the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver the Premises to Landlord in as good condition as existed at the Commencement Date of this Lease, ordinary wear and tear excepted. The cost and expense of any repairs necessary to restore the condition of the Premises shall be borne by Tenant.

ARTICLE 6.

ALTERATIONS AND IMPROVEMENTS

6.1          Landlord Improvements. If construction to the Premises is to be performed by Landlord prior to or during Tenant’s occupancy, Landlord will complete the construction of the improvements to the Premises in accordance with plans and specifications agreed to by Landlord and Tenant, which plans and specifications are made a part of this Lease by reference. Within seven (7) days of receipt of plans and specifications, Tenant shall execute a copy of the plans and specifications and, if applicable, change orders setting forth the amount of any costs to be borne by Tenant. In the event Tenant fails to execute the plans and specifications and change order within the seven (7) day period, Landlord may, at its sole option, declare this Lease cancelled or notify Tenant that the base rent shall commence on the completion date even though the improvements to be constructed by Landlord may not be complete. Any changes or modifications to the approved plans and specifications shall be made and accepted by written change order or agreement signed by Landlord and Tenant and shall constitute an amendment to this Lease.

6.2          Tenant Improvements. Tenant shall not make or allow to be made any alterations or physical additions in or to the Premises without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. All alterations Tenant makes or installs shall become the property of Landlord upon installation and, unless Landlord requires Tenant to remove the alterations (which removal requirement must be exercised by Landlord at the time Landlord consents to such alterations), Tenant will surrender the alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord. This clause shall not apply to moveable equipment or furniture owned by Tenant, which may be removed by Tenant at the end of the term of this Lease if Tenant is not then in default and if such equipment and furniture are not then subject to any other rights, liens and interests of Landlord.

ARTICLE 7.

CASUALTY AND INSURANCE

7.1          Substantial Destruction. If all or a substantial portion of the Premises or the Building should be totally destroyed by fire or other casualty, or if the Premises or the Building should be damaged so that rebuilding cannot reasonably be completed within one hundred eighty (180) working days after the date of written notification by Tenant to Landlord of the destruction, or if insurance proceeds are not made available to Landlord, or are inadequate, for restoration, this Lease shall terminate at the option of Landlord by written notice to Tenant within sixty (60) days following the occurrence, and the rent shall be abated for the unexpired portion of the Lease, effective as of the date of the written notification.

7.2          Partial Destruction. If the Premises should be partially damaged by fire or other casualty, and rebuilding or repairs can reasonably be completed within one hundred eighty (180) working days from the date of written notification by Tenant to Landlord of the destruction, and insurance proceeds are adequate and available to Landlord for restoration, this Lease shall not terminate, and Landlord shall at its sole risk and expense proceed with reasonable diligence to rebuild or repair the Building or other improvements to substantially the same condition in which they existed prior to the damage. If the Premises are to be rebuilt or repaired and are untenantable in whole or in part following the damage, and the damage or destruction was not caused or contributed to by act or negligence of Tenant, its agents, employees, invitees or those for whom Tenant is responsible, the rent payable under this Lease during the period for which the Premises are untenantable shall be adjusted to such an extent as may be fair and reasonable under the circumstances. In the event that Landlord fails to complete the necessary repairs or rebuilding within one hundred eighty (180) working days from the date of written notification by Tenant to Landlord of the destruction, Tenant may at its option terminate this Lease by delivering written notice of termination to Landlord, whereupon all rights and obligations under this Lease shall cease to exist.

7.3          Property Insurance. Landlord shall not be obligated in any way or manner to insure any personal property (including, but not limited to, any furniture, machinery, goods or supplies)

of Tenant upon or within the Premises, any fixtures installed or paid for by Tenant upon or within the Premises, or any improvements which Tenant may construct on the Premises. Tenant shall maintain property insurance on its personal property and shall also maintain plate glass insurance. Tenant shall have no right in or claim to the proceeds of any policy of insurance maintained by Landlord even if the cost of such insurance is borne by Tenant as set forth in Article 2.

7.4          Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all right of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises, the improvements of the Building or personal property within the Building, by reason of fire or the elements, regardless of cause or origin, including negligence of Landlord or Tenant and their agents, officers and employees. Landlord and Tenant agree immediately to give their respective insurance companies which have issued policies of insurance covering all risk of direct physical loss, written notice of the terms of the mutual waivers contained in this Section.

7.5          Hold Harmless. Landlord shall not be liable to Tenant’s employees, agents, invitees, licensees or visitors, or to any other person, for an injury to person or damage to property on or about the Premises caused by any act or omission of Tenant, its agents, servants or employees, or of any other person entering upon the Premises under express or implied invitation by Tenant, or caused by the improvements located on the Premises becoming out of repair, the failure or cessation of any service provided by Landlord (including security service and devices), or caused by leakage of gas, oil, water or steam or by electricity emanating from the Premises. Tenant agrees to indemnify and hold harmless Landlord of and from any loss, attorney’s fees, expenses or claims arising out of any such damage or injury.

7.6          Liability Insurance. Tenant shall maintain commercial general liability insurance (providing coverage at least as broad as the current ISO form) with respect to the Premises and Tenant’s activities in the Premises and upon and about the Property, on an “occurrence” basis, with minimum limits of $1,000,000 each occurrence and $3,000,000 general aggregate. Such insurance must include the following specific coverage provisions or endorsements: (a) broad form contractual liability insurance insuring Tenant’s obligations under this Lease; (b) naming Landlord and Property Manager as additional insureds by an “Additional Insured - Managers or Lessors of Premises” endorsement (or equivalent coverage or endorsement); (c) waiving the insurer’s subrogation rights against all Landlord Parties; (d) providing Landlord with at least 30 days prior notice of modification, cancellation, non-renewal or expiration; and (e) expressly stating that Tenant’s insurance will be provided on a primary and non-contributory basis. If Tenant provides such liability insurance under a blanket policy, the insurance must be made specifically applicable to the Premises and this Lease on a “per location” basis.

7.7        Other Insurance. Tenant shall maintain such other insurance as may be required by any laws from time to time or may reasonably be required by Landlord from time to time. If insurance obligations generally required of tenants in similar space in similar buildings in the area in which the Premises is located increase or otherwise change, Landlord may likewise increase or otherwise change Tenant’s insurance obligations under this Lease.

7.8          Miscellaneous Insurance Provisions. All of Tenant’s insurance will be written by companies rated at least “Best A-VII” and otherwise reasonably satisfactory to Landlord. Tenant will deliver a certified copy of each policy, or other evidence of insurance satisfactory to Landlord, (a) on or before the Commencement Date (and prior to any earlier occupancy by Tenant), (b) not later than 30 days prior to the expiration of any current policy or certificate, and (c) at such other times as Landlord may reasonably request. If Landlord allows Tenant to provide evidence of liability insurance by certificate, Tenant will deliver an ACORD Form 25 certificate and will attach or cause to be attached to the certificate copies of the endorsements this Article requires. Tenant’s insurance must permit releases of liability and provide for waiver of subrogation as provided in Section 7.4.

ARTICLE 8.

CONDEMNATION

8.1          Substantial Taking. If all or a substantial part of the Premises are taken for any public or quasi-pubic use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which it is then being used, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease effective on the date physical possession is taken by the condemning authority. Tenant shall have no claim to the condemnation award or proceeds in lieu thereof, except that Tenant shall be entitled to a separate award for the cost of removing and moving its personal property.

8.2          Partial Taking. If a portion of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and this Lease is not terminated as provided in Section 8.1 above, the rent payable under this Lease during the unexpired portion of the term shall be adjusted to such an extent as may be fair and reasonable under the circumstances. Tenant shall have no claim to the condemnation award or proceeds in lieu thereof, except that Tenant shall be entitled to a separate award for the cost of removing and moving its personal property.

ARTICLE 9.

ASSIGNMENT OR SUBLEASE

9.1          Landlord Assignment. Landlord shall have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Building. Any such sale, transfer or assignment shall operate to release Landlord from any and all liabilities under this Lease arising after the date of such sale, assignment or transfer.

9.2          Tenant Assignment. Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise (including without limitation by transfer of a majority interest of stock, merger, or dissolution, which transfer of majority interest of stock, merger or dissolution shall be deemed an assignment) or mortgage or pledge the same, or sublet the Premises, in whole or in part, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, and in no event shall say such assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder. Notwithstanding anything in this Lease to the contrary, in the event of any assignment or sublease, any option or right of first refusal granted to Tenant shall not be assignable by Tenant to any assignee or sublessee. No sublessee of the Premises or any portion thereof may further sublet the Premises or any portion thereto without Landlord’s prior written consent, which consent shall not be unreasonably withheld.

9.3          Conditions of Assignment. If Tenant desires to assign or sublet all or any part of the Premises, it shall so notify Landlord at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant shall provide Landlord with a copy of the proposed assignment or sublease and such information as Landlord might request concerning the proposed sublessee or assignee to allow Landlord to make informed judgments as to the financial condition, reputation, operations and general desirability of the proposed sublessee or assignee. Within fifteen (15) days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed sublessee or assignee, Landlord shall have the following options: (1) cancel this Lease as to the Premises or portion thereof proposed to be assign or sublet; (2) consent to the proposed assignment or sublease, and, if the rent due and payable by any assignee or sublessee under any such permitted assignment or sublease (or a combination of the rent payable under such assignment or sublease plus any bonus or any other consideration or any payment incident thereto) exceeds the rent payable under this Lease for such space, Tenant shall pay to Landlord all such excess rent and other excess consideration within ten (10) days following receipt thereof by Tenant; or (3) refuse, in its sole and absolute discretion and judgment, to consent to the proposed assignment or sublease, which refusal shall be deemed to have been exercised unless Landlord gives Tenant written notice providing otherwise. Upon the occurrence of an event of default, if all or any part of the Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the assignee or sublessee all rents becoming due to Tenant by reason of the assignment or sublease. Any collection directly by Landlord from the assignee or sublessee shall not be construed to constitute a novation or a release of Tenant or any guarantor from the further performance of its obligations under this Lease.

9.4          Rights of Mortgage. Tenant accepts this Lease subject and subordinate to any recorded mortgage presently existing or hereafter created upon the Building and to all existing recorded restrictions, covenants, easements and agreements with respect to the Building. Landlord is hereby irrevocably vested with full power and authority to subordinate Tenant’s interest under this Lease to any first mortgage lien hereafter placed on the Premises, and Tenant agrees upon demand to execute additional instruments subordinating this Lease as Landlord may require. If the interests of Landlord under this Lease shall be transferred by reason of foreclosure or other proceedings for enforcement of any first mortgage or deed of trust on the Premises, Tenant shall be bound to the transferee (sometimes called the “Purchaser”) at the option of the Purchaser, under the terms, covenants and conditions of this Lease for the balance of the term remaining, including any extensions or renewals, with the same force and effect as if the Purchaser were Landlord under this Lease, and, if requested by the Purchaser, Tenant agrees to attorn to the Purchaser, including the first mortgagee under any such mortgage if it be the Purchaser, as its Landlord. Notwithstanding the foregoing, Tenant shall not be disturbed in its possession of the Premises so long as Tenant is not in default hereunder.

9.5          Tenant’s Statements. Tenant agrees to furnish, from time to time, within ten (10) days after receipt of a request from Landlord or Landlord’s mortgagee, a statement certifying, if applicable, the following: Tenant is in possession of the Premises; the Premises are acceptable; the Lease is in full force and effect; the Lease is unmodified; Tenant claims no present charge, lien, or claim of offset against rent; the rent is paid for the current month, but is not prepaid for more than one month and will not be prepaid for more than one month in advance; there is no existing default by reason of some act or omission by Landlord; and such other matters as may be reasonably required by Landlord or Landlord’s mortgagee. Tenant’s failure to deliver such statement, in addition to being a default under this Lease, shall be deemed to establish conclusively that this Lease is in full force and effect except as declared by Landlord, that Landlord is not in default of any of its obligations under this Lease, and that Landlord has not received more than one month’s rent in advance. Tenant agrees to furnish, from time to time, within ten (10) days after receipt of a request from Landlord, a current financial statement of Tenant, certified as true and correct by Tenant.

ARTICLE 10.

[Intentionally Omitted]

ARTICLE 11.

DEFAULT AND REMEDIES

11.1       Default by Tenant. The following shall be deemed to be events of default (“Default”) by Tenant under this Lease: (1) Tenant shall fail to pay when due any installment of rent or any other payment required pursuant to this Lease; (2) Tenant shall abandon any substantial portion of the Premises; (3) Tenant shall fail to comply with any term, provision or covenant of this Lease, other than the payment of rent, and the failure is not cured within ten (10) days after written notice to Tenant; (4) Tenant shall file a petition or if an involuntary petition is filed against Tenant, or becomes insolvent, under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due; or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant; or Tenant shall make a transfer in fraud of creditors or shall make an assignment for the benefit of creditors; or (5) Tenant shall do or permit to be done any act which results in a lien being filed against the Premises or the Building and/or project of which the Premises are a part.

In the event that an order for relief is entered in any case under Title 11, U.S.C. (the “Bankruptcy Code”) in which Tenant is the debtor and: (A) Tenant as debtor-in-possession, or any trustee who may be appointed in the case (the “Trustee”) seeks to assume the Lease, then Tenant, or Trustee if applicable, in addition to providing adequate assurance described in applicable provisions of the Bankruptcy Code, shall provide adequate assurance to Landlord of Tenant’s future performance under the Lease by depositing with Landlord a sum equal to the lesser of twenty-five percent (25%) of the rental and other charges due for the balance of the Lease term of six (6) months’ rent (“Security”), to be held (without any allowance for interest thereon) to secure Tenant’s obligations under the Lease, and (B) Tenant, or Trustee if applicable, seeks to assign the Lease after assumption of the same, then Tenant, in addition to providing adequate assurance described in applicable provisions of the Bankruptcy Code, shall provide adequate assurance to Landlord of the proposed assignee’s future performance under the Lease by depositing with Landlord a sum equal to the Security to be held (without any allowance or interest thereon) to secure performance under the Lease. Nothing contained herein expresses or implies, or shall be construed to express or imply, that Landlord is consenting to assumption and/or assignment of the Lease by Tenant, and Landlord expressly reserves all of its rights to object to any assumption and/or assignment of the Lease. Neither Tenant nor any Trustee shall conduct or permit the conduct of any “fire”, “bankruptcy”, “going out of business” or auction sale in or from the Premises.

11.2       Remedies for Tenant’s Default. Upon the occurrence of a Default as defined above Landlord may elect either (i) to cancel and terminate this Lease and this Lease shall not be treated as an asset of Tenant’s bankruptcy estate, or (ii) to terminate Tenant’s right to possession only without canceling and terminating Tenant’s continued liability under this Lease. Notwithstanding the fact that initially Landlord elects under (ii) to terminate Tenant’s right to possession only, Landlord shall have the continuing right to cancel and terminate this Lease by giving three (3) days’ written notice to Tenant of such further election, and shall have the right to pursue any remedy at law or in equity that may be available to Landlord.

In the event of election under (ii) to terminate Tenant’s right to possession only, Landlord may, at Landlord’s option, enter into the Premises and take and hold possession thereof, without such entry into possession terminating this Lease or releasing Tenant in whole or in part from Tenant’s obligation to pay all amounts hereunder for the full stated term. Upon such reentry, Landlord may remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Such reentry shall be conducted in the following manner: without resort to judicial process or notice of any kind if Tenant has abandoned or voluntarily surrendered possession of the Premises; and, otherwise, by resort to judicial process. Upon and after entry into possession without termination of the Lease, Landlord may, but is not obligated to, relet the Premises, or any part thereof, to any one other than the Tenant, for such time and upon such terms as Landlord, in Landlord’s sole discretion, shall determine. Landlord may make alterations and repairs to the Premises to the extent deemed by Landlord necessary or desirable.

Upon such reentry, Tenant shall be liable to Landlord as follows:

A.            For all attorneys’ fees incurred by Landlord in connection with exercising any remedy hereunder;

B.           For the unpaid installments of base rent, additional rent or other unpaid sums which were due prior to such reentry, including interest and late payment fees, which sums shall be payable immediately.

C.           For the installments of base rent, additional rent, and other sums falling due pursuant to the provisions of this Lease for the period after reentry during which the Premises remain vacant, including late payment charges and interest, which sums shall be payable as they become due hereunder.

D.           For all expenses incurred in releasing the Premises, including leasing commissions, attorneys fees, and costs of alteration and repairs, which shall be payable by Tenant as they are incurred by Landlord; and

E.            While the Premises are subject to any new lease or leases made pursuant to this Section, for the amount by which the monthly installments payable under such new lease or leases is less than the monthly installment for all charges payable pursuant to this Lease, which deficiencies shall be payable monthly.

Notwithstanding Landlord’s election to terminate Tenant’s right to possession only, and notwithstanding any reletting without termination, Landlord, at any time thereafter, may elect to terminate this Lease, and to recover (in lieu of the amounts which would thereafter be payable pursuant to the foregoing, but not in diminution of the amounts payable as provided above before termination), as damages for loss of bargain and not as a penalty, an aggregate sum equal to the amount by which the rental value of the portion of the term unexpired at the time of such election is less than an amount equal to the unpaid base rent, percentage rent, and additional rent and all other charges which would have been payable by Tenant for the unexpired portion of the term of this Lease, which deficiency and all expenses incident thereto, including commissions, attorneys’ fees, expenses of alterations and repairs, shall be due to Landlord as of the time Landlord exercises said election, notwithstanding that the term had not expired. If Landlord, after such reentry, leases the Premises, then the rent payable under such new lease shall be conclusive evidence of the rental value of the unexpired portion of the term of this Lease.

If this Lease shall be terminated by reason of the bankruptcy or insolvency of Tenant, Landlord shall be entitled to recover from Tenant or Tenant’s estate, as liquidated damages for loss of bargain and not as a penalty, the amount determined by the immediately preceding paragraph.

11.3      Landlord’s Right to Perform For Account of Tenant. If Tenant shall be in Default under this Lease, Landlord may cure the Default at any time for the account and at the expense of Tenant. If Landlord cures a Default on the part of Tenant, Tenant shall reimburse Landlord upon demand for any amount expended by Landlord in connection with the cure, including, without limitation, attorney’s fees and interest.

11.4      Interest and Attorney’s Fees. In the event of a Default by Tenant: (1) if a monetary default, interest shall accrue on any sum due and unpaid at the rate of the lesser of eighteen percent (18%) per annum or the highest rate permitted by law and, if Landlord places in the hands of an attorney the enforcement of all or any part of this Lease, the collection of any rent due or to become due or recovery of the possession of the Premises, Tenant agrees to pay Landlord’s costs of collection, including reasonable attorney’s fees for the services of the attorney, whether suit is actually filed or not.

11.5	Additional Remedies, Waivers, Etc.

A.         The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereafter provided by law. All rights and remedies shall be cumulative and not exclusive of each other. Landlord may exercise its rights and remedies at any times, in any order, to any extent, and as often as Landlord deems advisable without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another.

B.          A single or partial exercise of a right or remedy shall not preclude a further exercise thereof, or the exercise of another right or remedy from time to time.

C.          No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiesce to, a Default.

D.         No waiver of a Default shall extend to or affect any other Default or impair any right or remedy with respect thereto.

E.          No action or inaction by Landlord shall constitute a waiver of a Default.

F.          No waiver of a Default shall be effective unless it is in writing and signed by Landlord.

ARTICLE 12.

[Intentionally Omitted]

ARTICLE 13.

AMENDMENT AND LIMITATION OF WARRANTIES

13.1       Entire Agreement. IT IS EXPRESSLY AGREED BY TENANT, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THAT THIS LEASE, WITH THE SPECIFIC REFERENCES TO WRITTEN EXTRINSIC DOCUMENTS, IS THE ENTIRE AGREEMENT OF THE PARTIES: THAT THERE ARE, AND WERE, NO VERBAL

REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE OR TO THE EXPRESSLY MENTIONED WRITTEN EXTRINSIC DOCUMENTS NOT INCORPORATED IN WRITING IN THIS LEASE.

13.2       Amendment. THIS LEASE MAY NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY LANDLORD AND TENANT.

13.3       Limitation of Warranties. LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE AND SHALL BE NO IMPLIED WARRANTIES OR MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE.

ARTICLE 14.

MISCELLANEOUS

14.1       Act of God. Landlord shall not be required to perform any covenant or obligation in this Lease, or be liable in damages to Tenant, so long as the performance or non-performance of the covenant or obligation is delayed, caused or prevented by an act of God, force majeure or by Tenant.

14.2       Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns. It is hereby covenanted and agreed that should Landlord’s interest in the Premises cease to exist for any reason during the term of this Lease, then notwithstanding the happening of such event this Lease nevertheless shall remain unimpaired and in full force and effect, and Tenant hereunder agrees to attorn to the then owner of the Premises.

14.3       Rent Tax. If applicable in the jurisdiction where the Premises are issued, Tenant shall pay and be liable for all rental, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord under the terms of this Lease. Any such payment shall be paid concurrently with the payment of the rent, additional rent, operating expenses or other charge upon which the tax is based as set forth above.

14.4       Captions. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any Section.

14.5       Notice. All rent and other payments required to be made by Tenant shall be payable to Landlord at the address set forth in Section 1.5. All payments required to be made by Landlord to Tenant shall be payable to Tenant at the address set forth in Section 1.5, or at any other address within the United States as Tenant may specify from time to time by written notice. Any notice or document required or permitted to be delivered by the terms of this Lease shall be deemed to be delivered (whether or not actually received) when deposited in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the parties at the respective addresses set forth in Section 1.5.

14.6       Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

14.7       Corporate Authority. If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly authorized and existing corporation, that Tenant is qualified to do business in the state in which the Premises are located, that the corporation has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation Is authorized to do so. In the event any representation or warranty is false, all persons who execute this Lease shall be liable, individually, as Tenant.

14.8       Hazardous Substances. Except as specifically set forth in this Section 14.8, Tenant shall not bring or permit to remain on the Premises or the Building any asbestos, petroleum or petroleum products, explosives, toxic materials, or substances defined as hazardous wastes, hazardous materials, or hazardous substances under any federal, state, or local law or regulation (“Hazardous Materials”); provided, however, that Landlord acknowledges and agrees that Tenant will manufacture and warehouse at the Premises certain materials as listed on attached Exhibit H, and that the manufacture and presence of said materials at the Premises in compliance with all applicable laws shall not constitute a default under this Lease. Tenant’s violation of the foregoing prohibition shall constitute a material breach and default hereunder and Tenant shall indemnify, hold harmless and defend Landlord from and against any claims, damages, penalties, liabilities, and costs (including reasonable attorney fees and court costs) caused by or arising out of (i) a violation of the foregoing prohibition or (ii) the presence or any release of any Hazardous Materials on, under, or about the Premises or the Building during the term of the Lease. Tenant shall clean up, remove, remediate and repair any soil or ground water contamination and damage caused by the presence and any release of any Hazardous Materials in, on, under, or about the Premises or the Building during the term of the Lease in conformance with the requirements of applicable law. Tenant shall immediately give Landlord written notice of any suspected breach of this paragraph; upon learning of the presence of any release of any Hazardous Materials, and upon receiving any notices from governmental agencies pertaining to Hazardous Materials which may affect the Premises or the Building. The obligations of Tenant hereunder shall survive the expiration or earlier termination, for any reason, of this Lease.

14.9       Severability. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

14.10     Landlord’s Liability. If Landlord shall be in default under this Lease and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Building as the same may then be encumbered and neither Landlord nor any person or entity comprising Landlord shall be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord nor any person or entity comprising Landlord other than its interest in the Building as herein expressly provided.

14.11     Brokerage. Landlord and Tenant each represents and warrants to the other that there is no obligation to pay any brokerage fee, commission, finder’s fee or other similar charge in connection with this Lease, other than fees due to United Properties which are the responsibility of the Landlord. Each party covenants that it will defend, indemnify and hold harmless the other party from and against any loss or liability by reason of brokerage or similar services alleged to have been rendered to, at the instance of, or agreed upon by said indemnifying party. Notwithstanding anything herein to the contrary, Landlord and Tenant agree that there shall be no brokerage fee or commission due on expansions, options or renewals by Tenant.

14.12     Notification to Tenant. Landlord hereby notifies Tenant that the person authorized to execute this Lease and manage the Premises is Hoyt Properties, Inc. which has been appointed to act as the agent in leasing management and operation of the Building for owner and is authorized to accept service of process and receive or give receipts for notices and demands on behalf of Landlord. Landlord reserves the right to change the identity and status of its duly authorized agent upon written notice to Tenant.

14.13     Exhibits. Reference is made to the following Exhibits which are attached hereto and made a part hereof:

Exhibit A	Plan of Demised Premises
Exhibit B	Legal Description
Exhibit C	Standard Tenant Finish Specifications
Exhibit D	Intentionally Omitted
Exhibit E	Sign Restrictions
Exhibit F	Rules and Regulations
Exhibit G	ROFR Space
Exhibit H	List of Permitted Materials

Landlord and Tenant each caused this Lease to be executed and delivered effective as of the date set forth above.

LANDLORD: IRET – PLYMOUTH, LLC

By:	IRET Properties, a North Dakota Limited Partnership, its Managing Member

By:	IRET, Inc., its general partner

By:
Name: Title:	Thomas A. Wentz, Jr. Senior Vice President

By:
Name: Title:	Charles A. Greenburg Director, Commercial Asset Management

TENANT: VASCULAR SOLUTIONS, INC.

By:
Name:
Title: